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                                                                    EXHIBIT 10.1


                     VALERO REFINING AND MARKETING COMPANY
                         EXECUTIVE INCENTIVE BONUS PLAN


                             ADOPTED APRIL 23, 1997
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                         EXECUTIVE INCENTIVE BONUS PLAN


                               TABLE OF CONTENTS
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Section                                                                  Page
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I      Definitions......................................................  1

II     Participation....................................................  2

III    Bonus Determination..............................................  2

IV     Bonus Amounts....................................................  2

V      Bonus Payouts....................................................  3

VI     Administration...................................................  4

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                                  INTRODUCTION

     The Valero Refining and Marketing Company Executive Incentive Bonus Plan (hereinafter referred to as the "Plan") was established for the purpose of providing bonus compensation to key employees of Valero Refining and Marketing Company and its subsidiaries (hereinafter collectively referred to as the "Company"). The Company intends and desires to create individual performance incentive by providing bonus compensation awards based upon individual contributions to Company profitability by key employees. Such bonus compensation is intended to encourage levels of individual performance that will assure continued Company profitability. It is further intended that when added to other forms of compensation the bonus compensation awards will result in total compensation to key employees in amounts seen as competitive when Company performance is compared to peer organizations.

                            SECTION  I - DEFINITIONS
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     The masculine gender, where appearing in the Plan will be deemed to include the feminine gender and the singular may include the plural, unless the context clearly indicates the contrary.

     1.1 "Bonus Targets" shall mean the dollar value of an award established to represent a normal or average bonus payment determined through survey analysis.

     1.2 "Committee" shall mean the Compensation Committee who shall administer the Plan.

     1.3 "Company" shall include Valero Refining and Marketing Company and any Affiliated Company.

     1.4 "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of Valero Refining and Marketing Company.

     1.5 "Fair Market Value" shall mean the average of the "high" and "low" reported sales price per share of the Company's common stock as reported in the New York Stock Exchange--Composite Transactions listing as of the relevant measuring date, or if there are no sales on the New York Stock Exchange on that measuring date, then as of the next following day on which there were sales.

     1.6 "Key Employee(s)" shall mean any person employed by the Company having responsibilities that impact Company operations and activities.

     1.7. "Participant" means an employee who is designated pursuant to Section
2.1 as a participant in the Plan.

     1.8 "Peer Organizations" shall mean those entities, designated from time to time, with which the Company competes for employee talent and/or business markets.

     1.9 "Performance Measures" shall mean financial or operational statistical indicators, designated from time to time, with which the level of success of Company operations can be identified.


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     1.10 "Salary Range Midpoints" shall mean the established dollar value, adjusted from time to time, that represents the median of a range of dollar values assigned to separately identifiable jobs within the Company through the Company's adopted system of job evaluation and pricing.

                          SECTION  II - PARTICIPATION
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     2.1  The Compensation Committee shall determine from recommendations submitted by the Chief Executive Officer, from time to time, those key employees of the company who are to be participants (Participants) in the Plan. Participants shall be restricted to key employees of the Company having major responsibility for directing Company operations and activities.

     2.2 The Designation of employees of the Company as Participants under the Plan shall be in the sole discretion of the Compensation Committee, and no employee of the Company will have the right to require the Committee to make him or her a Participant or to allow him or her to remain a Participant under the Plan.

                       SECTION  III - BONUS DETERMINATION
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     3.1  The Compensation Committee shall determine, based upon a review of various Company financial, operational or other performance measures, the suitability of the payment of bonuses.

          3.11 Company performance measures used by the Committee to determine appropriateness of bonus payments will be selected by the Committee and may vary from time to time.

          3.12 Selected Company performance measures may be compared to similar measures of peer organizations or compared to past Company results.

          3.13 The Committee may approve the payment of bonuses when the review of performance measures indicates Company operating results are at levels that demonstrate improved or continued outstanding investment return to stakeholders of the Company.

     3.2 Annual reviews of Company performance measures and a determination of bonus payments shall be conducted by the Committee.

          3.21 The Committee may, from time to time, consider bonus payments more frequently than annually in instances whereby outstanding individual performance by key employee(s) warrant recognition.

     3.3 The Compensation Committee may declare and allocate, and the Company may pay, bonuses prior to the end of the plan year based on the estimated or expected financial performance of the Company for such plan year.

                          SECTION  IV - BONUS AMOUNTS
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     4.1  The Compensation Committee shall establish bonus targets for various positions within the Company relative to position accountability, job knowledge, problem solving requirements, and reporting relationship.

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          4.11  Each bonus target shall be calculated using a percent of the established Salary Range Midpoints of the positions occupied by participants.

          4.12 Percents used in calculating bonus targets shall be determined through comparative analyses of bonuses paid to employees of peer organizations who utilize similar compensation methodologies and through analysis of the position hierarchy of the Company, so as to establish bonus targets competitive with industry practice by job size.

     4.2 Established bonus targets will be used as guidelines by the Chief Executive Officer of the Company to recommend, from time to time, incentive bonus awards for key employees to the Committee.

          4.21 The established bonus target shall act as the norm for a range of possible bonus awards.

          4.22 Based upon an evaluation of Company financial performance and individual contribution to Company performance, the Chief Executive Officer of the Company will determine if recommended bonus awards shall be less than, equal to or greater than the established bonus target.

     4.3 Based upon recommendations furnished the Committee by the Chief Executive Officer of the Company and results of Company performance measure comparisons the Committee shall approve, delete or adjust recommended bonus awards.

                           SECTION  V - BONUS PAYOUTS
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     5.1  Payment of bonuses shall occur as soon as practicable after Committee approval or on a date as directed by the Committee.

     5.2 Bonuses payable under the Plan shall be in the form of cash to be paid in a single lump-sum or in part or in whole in common stock of the Company.

     5.3 With respect to Plan bonuses payable in part or in whole in shares of common stock of the Company ("Shares"), a Participant may pay all or part of the amount of any taxes required to be collected or withheld by the Company upon payment of the Participant's bonus (the "Tax Payment") by electing, before the time of payment of the bonus, to have the Company withhold from the number of Shares otherwise deliverable under the bonus a number of Shares having a Fair Market Value on the date of the bonus not exceeding the amount of the Tax Payment.

     5.4 The Committee may approve the payment of bonuses to be deferred and paid in whole at a later date or in installments over a period of time. The length of time of deferral or installment period will be determined at the discretion of the Committee.


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                          SECTION  VI - ADMINISTRATION
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     6.1  This Plan shall be administered by the Compensation Committee so long as the Compensation Committee is composed solely of two or more "Non-Employee Directors" (as defined in Rule 16b-3 under the Exchange Act). In the event the Compensation Committee shall fail to meet the foregoing criteria, then additional or different persons shall be appointed by the Board of Directors for purposes of administering this Plan so that the committee administering this Plan shall be composed solely of two or more Non-Employee Directors.

     6.2  The Compensation Committee is empowered to:

          6.21 Make all determinations and computations concerning the amounts to which any Participant or his beneficiary is entitled under the Plan;

          6.22 Determine all questions relating to the eligibility of Participants;

          6.23 Make rules and regulations for the administration of the Plan which are not inconsistent with the terms and provisions hereof;

          6.24 Construe all terms, provisions, conditions and limitations of the Plan in good faith. All such determinations shall be final and conclusive on all parties at interest;

          6.25 Make equitable adjustments for any mistakes or errors in the administration of the Plan during the Plan Year or the preceding Plan Year, and all such actions or determinations made by the Compensation Committee in good faith shall not be subject to review;

          6.26 Select, employ and compensate from time to time consultants, accountants, attorneys and other agents and employees as the Compensation Committee may deem necessary or advisable for the proper and efficient administration of the Plan.

     6.3 The foregoing list of express powers is not intended to be either complete or exclusive, but the Compensation Committee shall, in addition, have such powers, whether or not expressly authorized, that it may deem necessary, desirable, advisable or proper for the supervision and administration of the Plan. Except as otherwise specifically provided herein, the decision or judgment of the Compensation Committee on any question arising hereunder in connection with the exercise of any of its powers shall be final, binding and conclusive upon all parties concerned.

     6.4 The Compensation Committee shall have the responsibility of authorizing payment to each eligible Participant and directing that such payment be disbursed by the Company.

     6.5 The Board of Directors may, at any time, amend or terminate the Plan. Such amendments or terminations may be made without the consent of the Participants.


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